Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

(in thousands, except ratios)

	Six Months Ended	Six Months Ended	Year Ended December 31,
	June 30, 2016	June 30, 2015	2015	2014	2013	2012
Including interest on deposits
Income before taxes	$15,208	$22,194	$37,554	$30,167	$15,560	$15,560
Fixed charges, including interest on deposits	5,164	4,132	8,771	10,500	5,293	5,293
Distributions of earnings from equity method investees	1,711	557	557	554	—	—
Earnings from equity method investees	1,758	395	1,151	545	170	—
Preference dividend requirements of consolidated subsidiaries[1]	—	—	—	3,140	1,005	993

Earnings, including interest on deposits	$20,325	$26,488	$45,731	$37,536	$19,678	$9,637
Interest expense, including deposits	$4,715	$3,676	$7,846	$6,518	$3,947	$3,715
Amortized premiums and discounts related to indebtedness	136	130	263	252	—	—
Portion of rent representative of interest[2]	313	326	662	590	341	242
Preferred dividends of consolidated subsidiaries[1]	—	—	—	3,140	1,005	993

Fixed charges, including interest on deposits	$5,164	$4,132	$8,771	$10,500	$5,293	$4,950
Preferred stock dividends	614	459	1,005	1,189	836	—

Fixed charges and preferred stock dividends, including interest on deposits	$5,778	$4,591	$9,776	$11,689	$6,129	$4,950

Ratio of earnings to fixed charges, including interest on deposits	3.94	6.41	5.21	3.57	3.72	1.95
Ratio of earnings to fixed charges and preferred stock dividend requirements	3.52	5.77	4.68	3.21	3.21	1.95

[1]	Preference dividends of consolidated subsidiaries were reported as income attributable to noncontrolling interests on the Company’s consolidated statements of income.
[2]	The portion of rent representative of interest is calculated as one-third of total rent expense, which management believes is a reasonable estimate.

	Six Months Ended	Six Months Ended	Year Ended December 31,
	June 30, 2016	June 30, 2015	2015	2014	2013	2012
Excluding interest on deposits
Income before taxes	$15,208	$22,194	$37,554	$30,167	$15,560	$5,680
Fixed charges, excluding interest on deposits	1,151	895	1,865	5,464	1,733	1,609
Distributions of earnings from equity method investees	1,711	557	557	554	—	—
Earnings from equity method investees	1,758	395	1,151	545	170	—
Preference dividend requirements of consolidated subsidiaries[1]	—	—	—	3,140	1,005	993

Earnings, excluding interest on deposits	$16,312	$23,251	$38,825	$32,500	$16,118	$6,296
Interest expense, excluding deposits	$702	$439	$940	$1,482	$387	$374
Amortized premiums and discounts related to indebtedness	136	130	263	252	—	—
Portion of rent representative of interest[2]	313	326	662	590	341	242
Preferred dividends of consolidated subsidiaries[1]	—	—	—	3,140	1,005	993

Fixed charges, excluding interest on deposits	$1,151	$895	$1,865	$5,464	$1,733	$1,609
Preferred stock dividends	614	459	1,005	1,189	836	—

Fixed charges and preferred stock dividends, excluding interest on deposits	$1,765	$1,354	$2,870	$6,653	$2,569	$1,609

Ratio of earnings to fixed charges, excluding interest on deposits	14.17	25.98	20.82	5.95	9.30	3.91
Ratio of earnings to fixed charges and preferred stock dividend requirements	9.24	17.17	13.53	4.89	6.27	3.91